Exhibit 99.1

CDK Global, Inc. Announces Cash Tender Offers and Consent Solicitations for Its 4.500% Senior Notes due 2024, 4.875% Senior Notes due 2027 and 5.250% Senior Notes due 2029

HOFFMAN ESTATES, Ill. – April 20, 2022 – CDK Global, Inc. (Nasdaq: CDK) ("CDK" or the “Company”), a leading automotive retail technology company, today announced that it has commenced tender offers (the “Tender Offers”) to purchase for cash any and all of its issued and outstanding 4.500% Senior Notes due 2024 (the “2024 Notes”), 4.875% Senior Notes due 2027 (the “2027 Notes”) and 5.250% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes and the 2027 Notes, the “Notes”). In conjunction with the Tender Offers, CDK is soliciting consents (the “Solicitations”) to the adoption of proposed amendments to each of the indentures governing the Notes (together, the “Indentures”) to, among other things, eliminate any obligation to make a Change of Control Offer (as defined in the applicable Indenture), substantially all of the other restrictive covenants and certain events of default and other provisions (the “Proposed Amendments”).

The pricing terms for the Tender Offers and Solicitations are set forth below.

CUSIP Nos.	ISIN Nos.	Outstanding Principal Amount	Title of Security	Purchase Price(1)(2)	Consent Payment (1)(2)	Total Consideration(1)
12508EAD3	US12508EAD31	$500,000,000	4.500% Senior Notes due 2024(3)	$1,006.25	$30.00	$1,036.25
12508EAF8	US12508EAF88	$600,000,000	4.875% Senior Notes due 2027	$982.50	$30.00	$1,012.50
12508EAJ0 U12227AD3	US12508EAJ01 USU12227AD34	$500,000,000	5.250% Senior Notes due 2029	$982.50	$30.00	$1,012.50

(1)	Per $1,000 principal amount of Notes and excluding Accrued Interest (as defined below), which will be paid in addition to the Total Consideration or Purchase Price, as applicable, up to the payment date.

(2)	Included in Total Consideration.

(3)	Original interest rate. Pursuant to the terms of the 2024 Notes, the interest rate adjusts from time to time and is currently 5.000%.

CDK is undertaking the Tender Offers and the Solicitations in connection with the Agreement and Plan of Merger, dated as of April 7, 2022, by and among Central Parent LLC, a Delaware limited liability company (the “Acquiror”), Central Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, as amended from time to time, pursuant to which Merger Sub will be merged with and into CDK, with CDK surviving such merger as a wholly-owned subsidiary of the Acquiror (such transaction, the “Acquisition”). The Acquiror is an affiliate of Brookfield Asset Management Inc. and Brookfield Capital Partners VI L.P. CDK anticipates that the Acquisition will be completed in the third quarter of 2022. Neither the completion of the Tender Offers nor the adoption of the Proposed Amendments is a condition to the consummation of the Acquisition or to the financing of the Acquisition. For more information regarding the Proposed Amendments, please refer to the Offer to Purchase and Consent Solicitation Statement, dated April 20, 2022.

Each Tender Offer is currently scheduled to expire at 12:00 midnight, New York City time, at the end of the day on May 17, 2022, unless extended (such time and date, as the same may be extended with respect to a Tender Offer, the "Expiration Date"). Holders of Notes must validly tender (and not validly withdraw) their Notes and validly deliver (and not validly revoke) their corresponding consents at or prior to 5:00 P.M., New York City time, on May 3, 2022, unless extended (such time and date, as the same may be extended with respect to a Tender Offer, the "Consent Time"), to be eligible to receive the Total Consideration per $1,000 principal amount of Notes tendered, which includes a Consent Payment per $1,000 principal amount of Notes tendered, as set forth in the table above. Holders who tender their Notes after the applicable Consent Time and on or prior to the applicable Expiration Date will be eligible to receive the Purchase Price per $1,000 principal amount of Notes tendered set forth in the table above, but not the Consent Payment. The Total Consideration (including the Consent Payment) will only be payable to holders of Notes who validly tender and do not validly withdraw their Notes, and who validly deliver and do not validly revoke the corresponding consent at or prior to the applicable Consent Time, and whose Notes are accepted for purchase. Tendered Notes may be withdrawn and consents may be revoked at or prior to the earlier of the applicable Consent Time and such time and date as we receive the applicable Requisite Consent (as defined below) (such time and date, as the same may be extended with respect to a Tender Offer, the "Withdrawal Deadline") but may not thereafter be withdrawn or revoked. CDK may extend the Consent Time for a Tender Offer without extending the Withdrawal Deadline for such Tender Offer. A holder of Notes cannot deliver a consent without tendering its corresponding Notes or tender its Notes without delivering a corresponding consent.

Consummation of the Acquisition will constitute a Change of Control under each Indenture, which will result in a Change of Control Triggering Event (as defined in the applicable Indenture) with respect to a series of Notes if a Rating Event (as defined the applicable Indenture) with respect to such series of Notes also occurs. CDK believes that it is likely that a Rating Event will occur with respect to each series of the Notes in connection with the Acquisition, which would result in a Change of Control Triggering Event upon the consummation of the Acquisition. Following a Change of Control Triggering Event, each Indenture requires CDK to make a Change of Control Offer to purchase for cash all of the outstanding applicable Notes validly tendered by any holder upon the terms described in such Indenture, including at a price equal to 101% of the principal amount of the applicable Notes, plus accrued and unpaid interest, if any, to the purchase date. If a Tender Offer is consummated and the Proposed Amendments become operative, the Notes subject to such Tender Offer that remain outstanding will not benefit from any of the restrictive covenants that are eliminated by the adoption of the Proposed Amendments and the Acquisition will not trigger the requirement that the Company make a Change of Control Offer under the applicable Indenture.

In each Tender Offer, upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement, CDK will, promptly following the applicable Expiration Date, accept for purchase all Notes validly tendered on or prior to the applicable Expiration Date with respect to a Tender Offer (the "Acceptance Date"). Payment for Notes so accepted for purchase will be made promptly following the applicable Acceptance Date with respect to a Tender Offer (the "Settlement Date"). Payment for the Notes so accepted for purchase will be made by the deposit of immediately available funds by CDK with D.F. King & Co., Inc., promptly thereafter. CDK reserves the right to waive any and all conditions of the Tender Offers, in whole or in part.

In addition to the Total Consideration or Purchase Price, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on such Notes at the rate in effect on the date of the Offer to Purchase and Consent Solicitation Statement from the last interest payment date for the Notes up to, but not including, the applicable Settlement Date ("Accrued Interest"), which CDK expects to coincide with the closing of the Acquisition. As CDK intends for the Settlement Date of each Tender Offer to coincide with the closing of the Acquisition, CDK intends to extend the applicable Expiration Date and, consequently, the applicable Acceptance Date and the applicable Settlement Date for each Tender Offer in order for this to occur.

The consummation of a Tender Offer (including to pay the Consent Payment) is conditioned upon (1) the receipt of consents at or prior to the applicable Consent Time from holders of at least a majority of the outstanding aggregate principal amount of the Notes in such Tender Offer (the "Requisite Consent"), (2) the valid execution of a supplemental indenture to the applicable Indenture (collectively, the “Supplemental Indentures”), (3) the receipt by CDK of net proceeds from a financing on terms and conditions satisfactory to CDK, which will be sufficient to fund the Total Consideration in respect of all applicable Notes (regardless of the actual amount of any Notes tendered) and estimated fees and expenses relating to such Tender Offer and Solicitation, (4) the consummation of the Acquisition and (5) satisfaction of certain other customary conditions. CDK’s obligation to accept any consent validly delivered in connection with a Solicitation is conditioned upon (1) the receipt of the Requisite Consent for such Solicitation and (2) satisfactions of certain other customary conditions. In each case, CDK may waive any of or all of these conditions at its discretion. Holders who validly tender and do not validly withdraw their Notes prior to the Withdrawal Deadline and who validly deliver and do not validly revoke the corresponding consent at or prior to the applicable Consent Time and whose Notes are accepted for purchase will not be paid the Total Consideration (including the Consent Payment) or the Purchase Price, as applicable, until the applicable Settlement Date, and CDK's obligation to accept Notes for purchase and pay such amounts is subject to the conditions described above. In addition, the Proposed Amendments to each Indenture will be effected by the applicable Supplemental Indenture, which is to be executed at such time as CDK has received the Requisite Consent with respect thereto. Each Supplemental Indenture will become effective when such Supplemental Indenture is executed and delivered by the parties thereto, but the Proposed Amendments will not become operative unless the Notes issued thereunder tendered at or prior to the applicable Consent Time are accepted for purchase on the applicable Acceptance Date.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Tender Offers will only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement.

The complete terms and conditions of the Tender Offers and Solicitations are set forth in an Offer to Purchase and Consent Solicitation Statement that is being sent to holders of the Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the Tender Offers and the Solicitations. Holders of Notes must make their own decisions as to whether to tender any or all of their Notes and provide the related consent.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement from the Information Agent and Tender Agent for the Tender Offers, D.F. King & Co., Inc., at (212) 269-5550 (collect, for banks and brokers only) and (888) 540-8736 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Tender Offers and Solicitation Agent for the Solicitations. Questions regarding the Tender Offers and Solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) and (212) 325-2476 (collect).

None of CDK, the Dealer Manager and Solicitation Agent, the Information Agent and Tender Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.

About CDK Global, Inc.

With approximately $2 billion in revenues, CDK Global (NASDAQ: CDK) is a leading provider of retail technology and software as a service (SaaS) solutions that help dealers and auto manufacturers run their businesses more efficiently, drive improved profitability and create frictionless purchasing and ownership experiences for consumers. Today, CDK serves over 15,000 retail locations in North America. For more information, visit cdkglobal.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of, and the Company’s ability to complete, the Tender Offers and Solicitations, (ii) uncertainties as to the timing of the equity tender offer and the merger; (iii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iv) uncertainties as to the percentage of the Company’s stockholders tendering their shares of common stock in the equity tender offer; (v) the possibility that competing offers or acquisition proposals for the Company will be made; (vi) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (viii) the effect of this announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (ix) risks related to diverting management’s attention from the Company’s ongoing business operations; (x) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (xi) other factors as set forth from time to time in the Company’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are based on information currently available to the Company, and the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

Media Contacts:
Tony Macrito

630.805.0782

Tony.Macrito@cdk.com

Investor Relations Contact:
Reuben Gallegos

847.542.3254

Reuben.Gallegos@cdk.com